UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 28, 2015

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

In connection with an acquisition agreement entered into on April 28, 2015, Twitter, Inc. (the “Company”) agreed to issue up to an aggregate of approximately 12.6 million shares of its common stock to certain security holders of TellApart, Inc. (“TellApart”) as a portion of the consideration for all of the outstanding equity of TellApart. The Company estimated the aggregate number of shares based on the $42.27 per share closing price of the Company’s common stock on April 28, 2015. The final number of shares of the Company’s common stock to be issued in connection with the acquisition will be determined based upon the closing trading prices of the Company’s common stock over a period of time prior to the closing of the acquisition, and is subject to adjustment based on (i) post-closing purchase price adjustment provisions, (ii) continuing service obligations to the Company of certain security holders of TellApart, and (iii) indemnification obligations of certain security holders of TellApart after the closing of the acquisition.

The proposed issuance of shares of the Company’s common stock to certain security holders of TellApart in accordance with the terms and subject to the conditions set forth in the acquisition agreement will be made in reliance on the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provisions of Rule 506 of Regulation D based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) investment representations obtained from the security holders of TellApart, including with respect to their status as accredited investors, (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Vijaya Gadde
Vijaya Gadde General Counsel & Secretary

Date: April 29, 2015